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                                                                      Exhibit 12

Statement re Computation of Ratios

Working capital                        =  Current assets minus current
                                          liabilities

Average and/or coal sales realization = Coal revenues divided by tons sold per ton sold

Cost of coal sales per ton sold        =  Cost of coal sales divided by tons
                                          sold

Total debt to total capitalization     =  The sum of notes payable and long-term
                                          debt, including current portion
                                          divided by the sum of notes payable,
                                          long-term debt, including current
                                          portion, stockholder's equity and
                                          partners' capital.

Coal margin                            =  Coal revenues minus cost of coal sales
                                          divided by coal revenues

Basic earnings per share               =  Net income or loss divided by
                                          weighted-average common shares
                                          outstanding

Diluted earnings per share             =  Net income or loss divided by all
                                          dilutive potential weighted-average
                                          common shares outstanding